Exhibit 23.12

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated October 13, 2004 relating to the consolidated financial statements of ETT Nevada, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Chicago, Illinois
October 13, 2004
/s/ PricewaterhouseCoopers LLP